FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 68% INCREASE IN FOURTH QUARTER SALES

New York, New York, January 25, 2012: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the fourth quarter of 2011 were approximately $189.1 million, a 68% increase from $112.5 million in the fourth quarter of 2010.  At comparable foreign currency exchange rates, fourth quarter net sales were up 61%.  Thus 2011 net sales rose 34% to $615.2 million, exceeding management's guidance of $570.0 million.  At comparable foreign currency exchange rates, 2011 net sales were up 28%.  Inter Parfums plans to issue its results for the fourth quarter and year ended December 31, 2011 on or about March 13, 2012.

	Three months ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change
	($ in millions)

European-based product sales	$ 169.6	$ 95.5	77.7%	$ 552.4	$ 404.9	36.4%
United States-based product sales.........	19.5	17.0	14.6%	62.8	55.5	13.0%
	$ 189.1	$ 112.5	68.2%	$ 615.2	$ 460.4	33.6%

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums noted, "In local currency, Burberry fragrance sales were up 96% in the final quarter of 2011 and 20% for the full year 2011 due in great part to solid performances by the brand's historic lines and the highly successful global rollout of Burberry Body.  Other factors contributing to the sales increase include the continued strong momentum of the Jimmy Choo and Montblanc fragrance launches.  In addition, the 2011 sales increase reflects the commencement in January 2011 of European-based product distribution in the U.S. by Interparfums Luxury Brands, a subsidiary of Interparfums, S.A."

Mr. Madar went on to say, "We were very pleased by the continued sales strength in 2011 for our European based products in certain markets.  Sales in local currency in Asia rose 37%, the Middle East by 20%, Eastern Europe by 17% and South America by 48% as compared to 2010.  Even in our largest, most established markets there was significant year-over-year growth as sales in Western Europe rose 10% in local currency, while North America posted an 87% increase, which includes the positive effect of taking over European-based product distribution in the U.S."

With respect to Burberry, Mr. Madar stated that, "Discussions which started in December 2011 with Burberry regarding the establishment of a new operational structure for the fragrance and beauty business are continuing."

On the subject of U.S.-based operations, Mr. Madar pointed out, "While there were no major launches in the final quarter of the year, sales were ahead of last year due to the continued rollout and reorders of Betsey Johnson Too Too, and the continued strong performance of our specialty retail products in international markets."

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, "While sales were 8% ahead of our previous forecast, we are maintaining our 2011 guidance for net income attributable to Inter Parfums, Inc. of approximately $32.5 million or $1.05 per diluted share, as a result of significant advertising and promotional expenditures incurred.  We look forward to continued top and bottom line growth in 2012.  As previously reported, for 2012 we expect net sales of approximately $625.0 million and net income attributable to Inter Parfums, Inc. of approximately $35.7 million, or $1.16 per diluted share. Guidance assumes the dollar remains at current levels."

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of prestige brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain and Repetto.  Inter Parfums is also the fragrance and beauty partner for specialty retail and designer brands such as Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West, Lane Bryant and Anna Sui. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com